UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

Filed by the Registrant ☑ Filed by a Party other than the Registrant ☐

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☐	Preliminary Proxy Statement
☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☐	Definitive Proxy Statement
☑	Definitive Additional Materials
☐	Soliciting Material Pursuant to §240.14a-12

Vertical Capital Income Fund

(Name of Registrant as Specified In Its Charter)

Not Applicable

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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August 15, 2019

Dear Shareholders:

By now, an activist fund named Bulldog Investors has likely contacted you about its plan to solicit proxies to vote against our Board’s recommendations in an effort to force the Board to liquidate your Fund. Please do not be misled by Bulldog’s unsupported and inaccurate statements. Bulldog has only recently become an investor in the Fund, in what we believe is an opportunistic effort to make a short-term gain off the Fund’s current trading prices.

Our Board believes that there is no guarantee that you would receive at or near net asset value if the Fund were forced to liquidate. Our Board already considered a liquidation and recommended to shareholders to vote to facilitate the conversion of the Fund from an “interval fund” to an exchange-traded fund listed on the NYSE. At a shareholders meeting held this past March, shareholders holding 89% of the shares participating in the meeting voted in favor of continuing the Fund as an exchange-traded fund listed on the NYSE.

Your Board believes that Bulldog’s position regarding a forced liquidation is risky & incorrect.

The Fund has only been listed since May 29, 2019, a period of less than three months. Our Board believes that three months is too short a period to determine the trading value of the Fund’s shares, and continues to believe that the exchange listing will provide enhanced liquidity for all shareholders, will allow our portfolio managers to fully invest the Fund's assets without reserving cash for repurchases, and will reduce operating expenses.

In an effort to disrupt our annual meeting, Bulldog is soliciting shareholders to withhold their voting support for our proposed new advisory agreement and the election of Robert J. Boulware, one of our current trustees who serves as our Lead Independent Trustee.

Bulldog only cares about Bulldog’s short-term trading profit.

We have met with Bulldog to hear its positon and to hopefully avoid this disruptive proxy battle. It was clear to us that they have no viable suggestions or plans to enhance shareholder value. Bulldog has provided little to no analysis regarding the liquidation of the Fund and appears to be motivated only by a selfish goal to force a risky liquidation of your Fund. Don’t let that happen.

Vote the WHITE card today!

We encourage you to vote with the long-term shareholders of the Fund and vote the WHITE card in favor of our proposed investment advisory agreement with Oakline Advisors, LLC and our proposed trustee nominee.

If you have any questions or need any assistance in voting, please contact Alliance Advisors LLC, our proxy advisory firm, at 833-782-7194.

Sincerely,

Robert J. Chapman

Chairman of the Board

Additional Information about the Annual Meeting and Where to Find It

In connection with the Annual Meeting, the Fund has filed on June 21, 2019, with the SEC and furnished to the Fund’s shareholders on or around June 27, 2019 a Definitive Proxy Statement and WHITE proxy card pertaining to the Annual Meeting. Shareholders of the Fund are urged to read the Definitive Proxy Statement and other relevant documents that have been or may be filed with the SEC carefully and in their entirety because they contain important information about the Annual Meeting. Shareholders of the Fund may obtain the Definitive Proxy Statement and other relevant documents filed with the SEC free of charge at the SEC’s website at www.sec.gov or by directing a request to Stanton P. Eigenbrodt, Secretary, Vertical Capital Income Fund, 80 Arkay Drive, Suite 110, Hauppauge, NY 11788.

Participants in the Solicitation

The Fund’s Trustees, executive officers and Portfolio Manager and certain persons associated with the Fund’s investment adviser and its parent company may be deemed “participants” in the solicitation of proxies from shareholders of the Fund in favor of the approval of the Fund’s investment management agreement and the re-election of Mr. Boulware as a Trustee, to be voted on at the Annual Meeting. Information regarding the persons who may, under the rules of the SEC, be considered participants in the solicitation of the shareholders of the Fund in connection with the Annual Meeting is set forth in the Definitive Proxy Statement, the Supplement and the other relevant documents filed by the Fund with the SEC. You can find information about the Fund’s Trustees, executive officers and other parties in the Definitive Proxy Statement and in subsequent reports filed with the SEC.